In April 2000, Mr. Brian D. Holt entered into a transaction bonus agreement with Thermo Electron Corporation providing that he will be entitled to receive a transaction bonus equal to 0.11% of the aggregate proceeds up to $410,000,000 from the sale of the energy and environment business units for which Mr. Holt is responsible, excluding Thermo Ecotek Corporation. If the aggregate sale prices exceed $410,000,000, Mr. Holt would be entitled to receive an additional bonus equal to 0.5% of the amount in excess of $410,000,000.